Exhibit 99.1

Contacts:

Stereotaxis, Inc. 314-615-6957 Jim Stolze, Chief Financial Officer jstolze@stereotaxis.com	Noonan/Russo 212-845-4269 Brian Ritchie (investors) brian.ritchie@eurorscg.com

STEREOTAXIS APPOINTS ABHI ACHARYA AND DAVID W. BENFER TO BOARD
OF DIRECTORS

ST. LOUIS, MO, February 15, 2005 — Stereotaxis, Inc. (Nasdaq: STXS) announced today the appointments of Abhi Acharya, Ph.D., and David W. Benfer, FACHE, to the Company’s Board of Directors. Stereotaxis’ Board of Directors now stands at 13 members.

Dr. Acharya has over 30 years experience in the scientific and business aspects of the medical device field. His primary focus is in U.S. and International device laws, regulations and clinical trial strategies. Dr. Acharya has previously held numerous senior-level positions over a 16-year period beginning in 1977 at the U.S. Food and Drug Administration, including Director of the Division of Cardiovascular, Respiratory and Neurological Devices, where he directed the review and approval of PMA, IDE and 510(k) submissions during a period of rapid evolution for device technologies that included the Artificial Heart and Implantable Defibrillators, Rate-responsive Pacemakers, Aneurysm Implants, Laser Catheters, and Coronary Stents.

From 1994 until 1997, Dr. Acharya was also Vice President Regulatory Affairs, Quality Assurance and Clinical Research at Target Therapeutics, which developed, manufactured and marketed neurovascular devices prior to being acquired by Boston Scientific Corporation in 1997. As a member of the senior management team at Target, he was responsible for the design and development of product and business strategies for the company’s competitive advantage and rapid growth. Other former positions include senior assignments at EndoTex Interventional Systems, which is focused on developing a less invasive therapeutic solution to treating carotid artery disease, and the Biometric Research Institute, which offered development planning, clinical trials management, data management, and statistical analyses.

Dr. Acharya currently serves on the Boards of Directors of Neomend, Inc., which was founded to design, develop, manufacture, and market resorbable biomaterials and minimally invasive medical devices in the areas of wound and soft tissue repair, and InfraReDx, Inc., which is involved in developing catheter based photo-medical technologies to diagnose vulnerable plaques. In addition, he also currently sits on the Board of Directors at Regen Biologics, which develops and markets tissue-remodeling technologies for knee injury repair. Dr. Acharya previously served on the Board of Directors of Somnus, Inc., which designed, developed, manufactured, and marketed medical devices for the treatment of upper airway disorders prior to being acquired by Gyrus Group PLC in 2001.

Dr. Acharya holds a B. Tech. Degree in Metallurgical Engineering from the Indian Institute of Technology, Kharagpur, India, and an M.S. and Ph.D. in Biomaterials Engineering from Northwestern University in Chicago, Illinois.

Mr. Benfer has served as President and Chief Executive Officer of Saint Raphael Healthcare System (SRHS) and the Hospital of Saint Raphael, New Haven, Connecticut, since 1999. SRHS provides a comprehensive spectrum of care, including wellness and health promotion activities, acute care, long-term care, and home care. The Hospital of Saint Raphael is a 511-bed academic health science center, and the fourth largest hospital in Connecticut.

Previously, he was President and Chief Executive Officer of Provena-Saint Joseph Medical Center and Chief Executive Officer of the Provena-Saint Joseph/Morris Health Network, a two-hospital joint operating company in Joliet, Illinois, from 1992 to 1999. Prior to this, Mr. Benfer served the Henry Ford Health System, a regional health system in Detroit, as Senior Vice President for Hospital and Urban Affairs for the years 1985 through 1992. He was also Chief Executive Officer of the Henry Ford Hospital, Detroit, during this time.

Mr. Benfer also formerly served as Chief Executive Officer at both the Bon Secours Hospital, a 320-bed for-profit hospital in Grosse Pointe, Michigan, and the Medical College of Ohio Hospital, a 319-bed teaching hospital in Toledo. He began his career in 1969 at George Washington University Hospital, Washington, D.C., as an assistant to the administrator.

Mr. Benfer served as Chairman of the American College of Healthcare Executives (ACHE), an international professional society of more than 30,000 healthcare executives, from 1998 through 1999. He also served on ACHE’s Board of Governors from 1992 to 2000. Mr. Benfer was named a Fellow of the American College of Healthcare Executives (FACHE) in 1981. He currently serves on the Board of the Catholic Health Association, which represents over 2,000 Catholic healthcare facilities in the U.S.

He received his B.S. degree in Business Administration from Wittenburg University, Springfield, Ohio, and his M.B.A. from Xavier University, Cincinnati.

“We are pleased to welcome both Abhi and David to our Board,” said Fred A. Middleton, Chairman of Stereotaxis’ Board of Directors. “Both individuals possess unique skills that will be invaluable to Stereotaxis as we continue to move forward with our goal of establishing the Stereotaxis System as the standard of care for complex interventional procedures in cardiology. Abhi’s extensive expertise in the government regulation of medical devices will no doubt serve us well as we continue to leverage our leadership position to enhance our established technological innovations in the marketplace. David’s substantial experience in overseeing the day-to-day activities at numerous health systems and large hospitals will help us better address the critical areas of interest to hospital administrators as we look to further penetrate the market with the Stereotaxis System.”

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to allow physicians to navigate catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire. All core components of the Stereotaxis System have received regulatory clearance in the U.S. and Europe.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

###